Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

Ephrata National Bank Reports Second Quarter 2008 Results

(July 16, 2008)  -- Ephrata, PA -- Ephrata National Bank’s net income for the second quarter of 2008 was $1,428,000, an 8.9% increase from the $1,311,000 earned during the second quarter of 2007.  Net income for the six months ended June 30, 2008, was $2,823,000, a 41.6% increase from the $1,993,000 earned during the same period in 2007.  Earnings per share for the second quarter of 2008 were $0.50 compared to $0.46 for the same period in 2007.  Year-to-date earnings per share were $0.99 in 2008 compared to $0.70 in 2007.

Despite the marked improvement over the prior year’s earnings, which was mostly related to lower provision for loan losses, the Bank’s income continues to be under pressure from lower net interest margin and increased operational expenses.

For the first six-months of 2008, the provision for loan losses was $349,000, compared to $1,236,000 for the first six-months of 2007.  During the first quarter of 2007, the Bank charged off several large commercial loans that management determined were uncollectable, requiring a significant provision.  Management continues to take a prudent stance in determining the allowance for loan losses and has continued to increase the allowance as a percentage of total loans from a low of .86% in 2007 to 1.04% as of June 30, 2008.  Despite the current state of the economy, specifically the weaker housing market and ongoing credit concerns, the Bank has not experienced extensive increases in loan delinquencies or foreclosures.

The Bank’s core earnings, net interest income (“NII”) for the six months ended June 30, 2008, were $456,000 or 4.8% higher than the same period in 2007.  Significant growth in interest earning assets more than compensated for a decline in net interest margin, which was largely caused by the rate decreases in the first six months of 2008. The Bank’s NII is heavily dependent on changes in current market rates, which are driven in part by the Federal Funds rate.  Decreases in short term interest rates have reduced the yield on the Bank’s loans and securities at a slightly faster pace than the Bank’s cost of funds.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased $104,000, or 9.2% and $301,000 or 13.5%, for the three and six months ending June 30, 2008, respectively, compared to the same periods of 2007. For the three and six-month periods respectively, bank owned life insurance (BOLI) income added $64,000 and $128,000 to non-interest income compared to 2007. The Bank’s BOLI income increased for both periods due to additional BOLI investments made the second and third quarter of 2007. Other areas contributing to the increases for both the three and six-month periods were traditional trust income, deposit service charges, and check card exchange commission.  All of these categories increased as part of normal growth of the Bank’s customer base and the types of transactions they initiate.
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Ephrata National Bank

During the second quarter of 2008, the Bank recognized an $86,000 gain on the sale of securities, compared to a $2,000 loss recognized in the same three month period of 2007.  In the first six months of 2008, the Bank recognized $112,000 of gains on the sale of securities versus $2,000 of losses in the same period of 2007.

Total operating expenses increased $284,000 or 6.6% and $554,000 or 6.6%, for the respective three and six month periods ended June 30, 2008, over the same periods in 2007.  The increase primarily resulted from higher salary and benefit costs, which increased by $228,000 or 9.6% over the second quarter of 2007, and $482,000 or 10.1% over the six months ended June 30, 2007. These increases were due to organizational growth in personnel above normal merit increases, and higher insurance costs.  The Bank’s premises and equipment expenses for the three and six month periods respectively increased $40,000 or 8.0% and $47,000 or 4.6% over the same periods in 2007. The categories that contributed to these increases were real estate taxes and utility expenses. The Bank’s other operating expenses did not reflect a material change from prior years levels.

Ephrata National’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2008 were 0.86% and 8.43% respectively, compared with 0.85% and 8.04% for the second quarter of 2007.  For the first six months of 2008, the annualized ROA was 0.86% compared to 0.66% for 2007, while ROE was 8.17% compared to 6.11% for the same period of 2007.

As of June 30, 2008, Ephrata National had total assets of $678.6 million, up 9.8%; total deposits of $509.1 million, up 8.0%; and total loans of $386.2 million, up 2.8%, from the balances as of June 30, 2007.

Ephrata National Bank operates from eight locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA.  Ephrata National has been serving the community since 1881.  For more information about Ephrata National Bank, visit the Bank’s web site at www.epnb.com.

This news release may contain forward-looking statements concerning the future operations of Ephrata National Bank.  Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Bank, the financial services industry and the economy.  The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met.  There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the Bank’s future operations.  These factors are difficult to predict with regard to how likely and to what degree or significance that they occur.  Actual results may differ materially from what have been forecasted in the forward-looking statements.  We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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